.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Charles D. Christy
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
DECLARES SECOND QUARTER CASH DIVIDEND

Atlanta, GA (April 20, 2018) - Fidelity Southern Corporation (NASDAQ: LION) announced that the Corporation declared a quarterly cash dividend of $.12 per share on its Common Stock. This dividend is payable May 14, 2018, to shareholders of record on May 2, 2018.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto and mortgage loans are provided throughout the Southeast. SBA loans are originated nationwide. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.